Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 and the related proxy statement/prospectus in connection with the acquisition of Parascript LLC to be filed with the Securities and Exchange Commission on or about August 13, 2008 of our report dated September 10, 2007, with respect to our audit of the consolidated financial statements of Authentidate Holding Corp. and our report dated September 10, 2007 on our audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting of Authentidate Holding Corp., for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4.

/s/ Eisner LLP

New York, New York

August 13, 2008